CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                      Cosmoz Infrastructure Solutions, Inc.
                      ------------------------------------

         Cosmoz Infrastructure Solutions, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation has duly adopted resolutions, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Corporation's Amended and Restated Certificate of Incorporation and declaring said amendments to be advisable.

         SECOND: That the stockholders of the corporation have duly approved said amendments by the required vote of such stockholders by written consent in accordance with the requirements of Sections 222 and 228 of the General Corporation Law of the State of Delaware, by the affirmative vote of a majority of the shares of the outstanding Common Stock entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That, effective on November 13, 2001, (the "Effective Date"), the Amended and Restated Certificate of Incorporation of the Corporation shall be hereby further amended, without the need of any additional action, as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:

         FIRST:   "The name of the corporation is FinancialContent, Inc."

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended said Article shall be and read as follows:

         FOURTH: "The total number of shares of common stock which the corporation shall have authority to issue is 900,000,000 shares, par value .001 per share. The total number of shares of preferred stock which the corporation shall have authority to issue is 50,000,000 shares, par value $.001 per share.

         The Board of Directors is allowed to assign the rights and preferences of the preferred share holders

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         Simultaneously  with the  Effective  Date,  all issued and  outstanding shares of Common Stock ("Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: each sixty (60) shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one (1) share of issued and outstanding Common Stock ("New Common Stock"), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than sixty (60) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by sixty (60), does not result in a whole number (a "Fractional Share Holder"), the fractional share interest of New Common Stock held by such Fractional Share Holder, as a result of the Reverse Split, shall be cancelled and such Fractional Share Holder shall be entitled to receive one additional share of New Common Stock for the fractional share such Fractional Share Holder would otherwise be entitled to as a result of the Reverse Split.

         The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders to receive New Common Stock.

         From and after the Effective Date, the term "New common Stock as used in this Article FOURTH shall mean Common Stock as provided in the Certificate of Incorporation."

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Authorized Officer this 6th day of November, 2001.


                         By: /s/ Wilfred Shaw
                         --------------------
                         Name:   Wilfred Shaw
                         Title:  President and Chief Executive Officer